Exhibit 99.3

MEMORANDUM

TO: FROM: DATE:	All Associates Ned Kelly October 9, 2006

      This morning we announced that Mercantile and PNC are going to combine. PNC has agreed to pay $47 per share in a mix of stock and cash.

      Pursuing this transaction was a difficult decision for the Board and me. Mercantile is a great company with a rich history. We have excellent people who have served the firm exceptionally well over the years. We have a loyal and growing customer base. We have expanded the franchise and improved its growth profile through three major acquisitions over the past few years. Last year, we grew earnings and net income by roughly 20%. You have done a wonderful job. Having said that, the Board and I concluded that a transaction with PNC is in the best interests of our shareholders, customers, employees and the communities we serve.

      First, PNC has agreed to a price that reflects both the quality of our franchise and their strong desire to join forces with us. The value of the deal is nearly $6 billion, which is more than double the value of the firm when we announced the F&M transaction in March 2003. This is a tribute to your efforts.

      Second, PNC is so interested in us because you are important to them strategically. Together with PNC’s acquisition of Riggs, a combination with Mercantile creates a powerhouse in the Baltimore-Washington area and beyond. In order to realize value, PNC needs, and wants, you. They recognize your importance to the future of the combined entity. With the exception of the old Riggs franchise, there is no overlap between PNC and ourselves. This means that the people who have been instrumental in building and retaining our customer relationships will have important roles going forward. Moreover, PNC, like Mercantile, is a commercial bank, but has a broader range of products, a stronger retail platform and robust technology, all of which should enable us to serve customers even more broadly and effectively than we have historically. PNC also has an investment and wealth management business that will add considerable scale and scope to our business and allow us to compete more effectively. In general, the greater scale and scope generated by this transaction will enable us to invest for the future and to create even more opportunities.

     Finally, PNC has committed to establishing a $25 million charitable foundation in Baltimore. This reflects their commitment to the region and is fully consistent with their substantial philanthropic activities throughout their footprint. They share our interest in supporting, and in helping to improve, the communities we serve.

      Your performance over the years has been extraordinary. PNC recognizes that. It is reflected in the price they are willing to pay and in what I know to be their strong interest in preserving the best parts of Mercantile and building a great company in the future. I know that only time and experience will prove my words, but I am confident that they will. Unlike many bank transactions, this one is all about the growth of two companies that fit together exceptionally well.

      We will be providing more information about the transaction soon and are sensitive to the need to provide you with as much detail as we can in as timely a fashion as we can. We will do our best to address your concerns and the anxiety that inevitably accompanies an announcement such as this.

     Thank you for all your efforts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements regarding our outlook or expectations with respect to the planned acquisition of Mercantile, the expected costs to be incurred in connection with the acquisition, Mercantile’s future performance and consequences of its integration into PNC, and the impact of the transaction on PNC’s future performance.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. The forward-looking statements in this press release speak only as of the date of the press release, and each of PNC and Mercantile assumes no duty, and does not undertake, to update them. Actual results or future events could differ, possibly materially, from those that we anticipated in these forward-looking statements.

These forward-looking statements are subject to the principal risks and uncertainties applicable to the respective businesses of PNC and Mercantile generally that are disclosed in the 2005 Form 10-K and in current year Form 10-Qs and 8-Ks of PNC and Mercantile (accessible on the SEC’s website at www.sec.gov and on PNC’s website at www.pnc.com and on Mercantile’s website at www.mercantile.com, respectively). In addition, forward-looking statements in this press release are subject to the following risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired business into PNC after closing:

•	Completion of the transaction is dependent on, among other things, receipt of regulatory and shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction.
•	The transaction may be substantially more expensive to complete (including the integration of Mercantile’s businesses) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
•	The integration of Mercantile’s business and operations into PNC, which will include conversion of Mercantile’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Mercantile’s or PNC’s existing businesses.
•	The anticipated benefits to PNC are dependent in part on Mercantile’s business performance in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to PNC’s and Mercantile’s performance or due to factors related to the acquisition of Mercantile and the process of integrating it into PNC.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Mercantile Bankshares will be available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

The directors, executive officers, and certain other members of management and employees of Mercantile Bankshares are participants in the solicitation of proxies in favor of the merger from the shareholders of Mercantile Bankshares. Information about the directors and executive officers of Mercantile Bankshares is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.